    Exhibit 99.1

Location Based Technologies Receives FCC Number for PocketFinder and PetFinder Devices

(Business Wire) - On Thursday May 28, 2009, in Anaheim, Calif. Location Based Technologies, Inc. (OTCBB:LBAS), a leading-edge service provider of personal, pet and asset location devices, today announced it received its official Federal Communications Commission (FCC) number XCRLBPFK-140US for both its PocketFinder® and PetFinder® devices.

“LBT is proud to announce and to receive its first FCC certification number,” said Dave Morse, CEO of Location Based Technologies. “This signifies that our devices have met all requirements necessary for consumer use by the U.S. government.”

LBT recently announced its new PocketFinder Laptop solution that delivers similar location features and capability to laptop owners along with its existing innovative service for the iPhone (NASDAQ:AAPL), Google’s (NASDAQ: GOOG) Android phone, BlackBerry’s (NASDAQ:RIMM) Curve and Bold, and Microsoft’s (NASDAQ: MSFT) Windows Mobile Pro 6.0 operating systems.

The PocketFinder family of products uses advanced technology to help families stay connected. As the smallest known single-board GSM/A-GPS device, it fits easily into a pocket, purse or backpack and can be accessed via the Internet, cell phone or landline to show the device’s exact location in real time. The devices also include advanced features such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a family member or pet enters or leaves a specified area. The devices can even track vehicle speeds to encourage safe driving decisions.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

Location Based Technologies, David Morse, 888-600-1044, dave@pocketfinder.com or Northstar Investments, Glenn Busch, CFP, 714-310-8641 (Investor Relations), glenn@pocketfinder.com